Exhibit 3.2

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

FM PROPERTIES INC.

FM Properties Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The Corporation’s Board of Directors, by unanimous written consent dated as of March 27, 1998, duly adopted the following resolution:

RESOLVED, That Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

FIRST:  The name of the Corporation is Stratus Properties Inc.

SECOND:  The Corporation’s Board of Directors declared the foregoing amendment to be advisable and directed that the proposed amendment be submitted to a vote of the Corporation’s stockholders at the 1998 Annual Meeting of Stockholders of the Corporation.

THIRD:  At the Annual Meeting of Stockholders on May 14, 1998, the Corporation’s stockholders duly approved the foregoing amendment and such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Chairman of the Board of the Corporation, for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation, does hereby make this Certificate of Amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly the undersigned has hereunto set his hand as of this 14th day of May, 1998.

FM PROPERTIES INC.

(to be named Stratus Properties Inc. pursuant

to this Certificate of Amendment)

By: /s/ Richard C. Adkerson

Richard C. Adkerson

  Chairman of the Board

CORPORATE SEAL

Attest: Michael C. Kilanowski, Jr.

Michael C. Kilanowski, Jr.

Secretary